Exhibit 99.2

CARAUSTAR

First Quarter Earnings Release

Moderator: Michael Keough

04-27-05/9:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPT PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

CARAUSTAR

First Quarter Earnings Release

April 27, 2005

9:00 am CT

Conference Coordinator:	Please stand by. The conference is about to begin…

Good morning and welcome to the Caraustar Industries First Quarter Earnings Results.

All lines are in a listen-only mode. I would like to turn the conference over to one of your hosts today, Mr. Bill Nix, Vice President, Treasurer, and Controller.

Please go ahead.

Bill Nix:	Thank you, (Tasha), and good morning. Welcome all to the Caraustar First Quarter 2005 conference call.

On the call today are Mike Keough, CEO, and Ron Domanico, CFO.

Before we begin the call, I’d like to provide you with our forward looking disclaimer statement.

The company’s presentation today contains certain forward-looking statements, including statements regarding the expected effect of certain events upon the company’s future operating results.

These statements involve risk and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements.

For a discussion of factors that could cause actual results to vary from those expressed or implied in the forward-looking statements, you should refer to the text of the company’s press release issued today regarding these matters and the company’s filings with the Securities and Exchange Commission.

At this time, I will turn the call over to Mike Keough.

CARAUSTAR

First Quarter Earnings Release

Moderator: Michael Keough

04-27-05/9:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPT PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

Michael Keough:	Thank you Bill, and good morning all.

(You’ve seen) our results this morning, and we would like to discuss them in greater detail. I will initially give Q1 versus Q1 comparisons, discuss market conditions, highlight Caraustar business units, and also touch on sequential developments. I will then hand it to Ron and Bill for further performance commentary.

First of all, I would say that we view our Q1 performance as a very good story. Volume was up 5.9% despite two fewer days, with one planned and one unplanned mill down.

You could say that we had a third mill, PBL, which went down for a public utility outage in April and we had cost that came back to the first quarter. Maybe we could talk about that in the Q&A.

Net price was up $29 a ton despite sizeable freight cost challenges, and you will hear more about that. Margins were up $12 a ton despite higher fiber and fuel costs. SG&A costs are higher than expected. We will talk about that. There is new base level with Sarbanes-Oxley, and we’ll cover this issue in more detail.

You know, the bottom line is that earnings are in the black and are up 26 cents per share better than the comparable quarter.

We’d like to highlight the volume side, which is critical to us. We grew our specialty paperboard business using uncoated recycled board over 9% with further penetration into key segments – specifically into the carpet sample book business.

And when we talk about housing starts and when we talk about the construction industry being strong, the carpet business is very strong and so our carpet sample segment on the specialty end is very, very strong.

Our booked manufacturing business was also up, and if you have a three-ring binder in your hand, the stiffener in that binder very well could be a Caraustar product.

We’re very cost competitive in the segment, and we performed very well in this space. Subsequently we had good growth.

CARAUSTAR

First Quarter Earnings Release

Moderator: Michael Keough

04-27-05/9:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPT PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

There has been consolidation. There was another mill that was announced to shut recently, a mill in Pennsylvania. So we feel very good about this segment.

Our gypsum facing paper business was up 25%, even with a planned down at our Sweetwater mill of eight days during the quarter.

We installed a forming device in the wet end of the machine that will supply us with enhanced consistency and quality. Sweetwater provides us with a gypsum specialty capability. Think moisture resistance, mold resistance, (shaft) liner and other specialty grades that we need to balance our gypsum (facing) portfolio.

Our PBL joint venture mill in Indiana continues to run over 70% gypsum facing paper, and clearly has established itself as the premier light-weight, high-performance gypsum sheet in the market.

The mill is fully booked out.

With BPB announcing the closure of its last gypsum paper mill in Aberdeen, Scotland, it’s caused some interesting dynamics in the marketplace. Coupled with many synthetic gypsum wallboard announcements in the 2006 to 2008 period, PBL and Sweetwater are well positioned for future growth.

Our other JV, Standard Gypsum, continues to run at record levels, and we see this demand continuing at a brisk pace through the balance of the year.

Ron will discuss the financials of these two important JVs.

We mentioned in the press release that both the tube and core and folding carton segments were marginally down compared to Q1 2004. Tube and core is a mature business that will not give us the growth of a gypsum segment if you will, but it is pretty consistent.

Textiles continue to dwindle. Textiles is probably down on a tube and core basis 22% since 2000, but it appears the decrease is flattening. We see our opportunities more in paper, film cores, and also in construction tubes and cores.

The acquisition of the Smurfit Stone tube and core group in the fall of ‘02 has fit us well. That segment was less tied to the textile industry. Bigger paper and film, and it fit well in our system.

CARAUSTAR

First Quarter Earnings Release

Moderator: Michael Keough

04-27-05/9:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPT PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

Our folding carton group is making good progress and is a very competitive segment, and we’ve done a good job of consolidating our Charlotte plant, which went down last December into area (sister) plants. This is consistent with our right-sizing initiative to match supply to demand.

I think when you look at volume, the punch line is, and you look at the statistics, the recycled boxboard industry was relatively flat quarter-over-quarter. Caraustar was up 6%, largely led by the two segments I talked about, gypsum facing and the specialty paperboard segment.

We ran our mills at 98.3% operating rates, and the industry had a very good quarter at 93.2%. Keep that number in mind, 93.2% for the industry, because we’re going to touch on it a little bit later.

Cost in many categories continued to climb in Q1 of ‘05, while pricing remained flat. Key input areas include fiber, energy, freight, coatings, and resin base materials.

With these costs and SG&A costs, we were faced with margin compression on a sequential basis. As reported in the press release, we have announced a general price increase of $35 a ton for coated and uncoated paperboard.

The combination of very good industry mill operating rates – we think we’re at a five-year high at the moment – and increased costs tell us this is a good time to recover margins. And if not now, when.

What transpired in the first quarter of 2005 supports our efforts to invest in leverage by consolidating many functions that will bring us financial improvements. Caraustar has been a highly decentralized company, but with Sarbanes-Oxley and the changing competitive markets we compete in, back office investments were a must.

Ron will now go deeper into the numbers.

Ron Domanico:	Thanks Mike, and good day everybody.

As you just heard, there (was) a lot of positive developments in the first quarter. The two of our biggest challenges were energy-related costs and SG&A expense, and I’ll go to those in more detail.

On the energy front, we focused significant effort on increasing efficiency. Over the past year, Caraustar has reduced the amount of energy required to produce a ton of paperboard by 8.7%. We have achieved this through minor capital investment and by producing more tons on fewer, more efficient machines.

CARAUSTAR

First Quarter Earnings Release

Moderator: Michael Keough

04-27-05/9:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPT PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

The real issue has been energy rates. Over the past two years, NYMEX natural gas prices have increased 90.6%. For Caraustar in the first quarter of 2005 versus prior year, our natural gas rates including our hedges were up 19.7%. Fuel oil in that same period increased 13%, and coal increased a dramatic 40.6%.

Ninety percent of our energy consumption is used to generate steam in our paper mills. Caraustar has a natural energy hedge where 40% of our steam is generated by coal, which even after the recent increases is less than half the cost of natural gas per Btu. The remaining 60% can use either fuel oil or natural gas.

The ability to use fuel oil in our mills saved us $8 million in 2004 compared to what it would cost to use natural gas. Historically we purchase winter strips as an economic hedge for approximately half of our winter requirements. But this past winter, we only hedged 30% since the rates were so high. These strips saved us $700,000 this winter versus the spot market.

Higher energy rates partly offset by better efficiency cost our mill group $1.6 million pre-tax or 3 1/2 cents per share in the first quarter 2005 versus prior year.

Energy costs show no signs of abating in the near future, and it’s unlikely that we will ever return to the $3.25 MMbtu natural gas which we averaged in 2002.

We pursue continuous improvement in productivity and efficiency, but it’s impossible to offset the rate increases that we’ve been experiencing without a price increase.

Freight is a similar situation. Higher energy costs combined with government imposed restriction on driver hours increased our freight costs by $3.4 million pre-tax or 7.3 cents per share in the first quarter 2005 versus the first quarter 2004.

Our procurement initiative prevented this cost from being higher and should generate additional benefit going forward.

We are developing a system that will capture freight data on a more timely basis and help further optimize costs.

CARAUSTAR

First Quarter Earnings Release

Moderator: Michael Keough

04-27-05/9:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPT PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

On the raw materials side, fiber is our largest component of cost of goods sold. We diligently track fiber costs and our Recovered Fiber Group provides a natural hedge since they sell more fiber than our mill system consumes.

Nevertheless, fiber costs were up $11 a ton, $3.6 million pre-tax or 7.8 cents per share in the first quarter of 2005 versus last year.

Price increases were implemented in 2004 to cover this escalation in fiber costs. However, the 2004 price increases did not contemplate the dramatic increases in petroleum-based raw materials.

Costs for petroleum-based coatings, chemicals, and resins were up more than 35% year-over-year with an impact in the quarter of $1.5 million pre-tax or 3.2 cents per share. With the current outlook for oil prices, it is impossible to offset these cost increases without the price increase.

Turning to SG&A, at $36.4 million in the quarter was up $1 million over the first quarter of 2004. However, in 2004 we recorded $1.9 million in one-time charges for severance and bad debt associated with the bankruptcy of a major folding carton customer.

So on a comparable basis, the increase was $2.9 million pre-tax or 5.6 cents per share.

One point two million of the increase was due to higher expenses from accrual adjustments in benefits, pensions, and insurances, most of which are non-recurring.

The ongoing structural impact of Sarbanes-Oxley compliance including 26 additional people in IT and finance and ongoing higher audit fees added $700,000 in the quarter and is in line with our previous estimate of $2 1/2 million on an annual basis.

The remaining million dollars was transitional expenses associated both with Sarbanes-Oxley and our centralization effort

To achieve Sarb-Ox compliance in 2005, Caraustar was required to centralize back office functions. The plan was to operate with some duplicate SG&A at corporate and in the field to assure the implementation of all required policies and procedures.

CARAUSTAR

First Quarter Earnings Release

Moderator: Michael Keough

04-27-05/9:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPT PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

Compliance required the development and implementation of many new routines, and until those routines are automated, it will take longer to eliminate the duplicate SG&A.

We are aggressively pursing this reduction, but we will not jeopardize governance to do so. We believe that we can eliminate this duplicate SG&A by the end of 2005.

The other transitional expenses were associated with our centralization effort. We have made intentional decisions to increase SG&A in the near term to save SG&A in the future.

Two years ago, we added an internal resource in real estate and risk management, and that resource has paid for himself many times over.

Since the first quarter 2004, we have added internal resources in legal, credit, and procurement. We are convinced that they too will pay for themselves many times over.

But we (are) announced on the development stage of those initiatives and we’re currently incurring cost in advance of the savings.

The procurement initiative alone is expected to generate an incremental $10 million in savings in 2005 as we negotiate and implement contracts that leverage our scale and consolidate our vendors.

Near term, SG&A will also be adversely impacted by a systems initiative to significantly reduce the number of applications, eliminate manual and duplicate data entry, and provide more timely data to stakeholders.

We are just in the evaluation stage, and a decision to proceed could add $2 million to $3 million in SG&A in 2005, but it should pay for itself in the future.

Concerning the JVs, they again had a very strong quarter.

PBL generated $1.9 million in earnings from unconsolidated affiliates. That despite the planned public utility down in April, which required that we build inventory, use outside warehouses, and (incremental) freight that reduced earnings to Caraustar in the first quarter by over $400,000 or 1 cent per share.

Standard Gypsum head an outstanding quarter. Earnings were double what they were in 2004 as volume, price, and the fact that their primary source of energy is the coal fired plant in Tennessee all added to the excellent performance.

CARAUSTAR

First Quarter Earnings Release

Moderator: Michael Keough

04-27-05/9:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPT PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

At this point, I will turn it over to Bill to review cash flow, liquidity, and working capital.

Bill Nix:	Thank you, Ron.

We included an EBITDA line in the supplemental data sheet which will provide you with the base number for the past eight quarters as we calculated it for purposes of our revolving senior credit facility. And we’ll also provide you with the detailed calculation when we file the 8-K for today’s conference call.

For the first quarter of 2005, EBITDA was $14.3 * million, which consisted of pre-tax quarterly income of $900,000 plus interest expense of $10.7 million plus depreciation and amortization of $7 million, less income from unconsolidated affiliates $8.4 million plus JV dividends up $4 million and non-cash restructuring and impairment cost of $100,000.

That total should be $14.3 * million. This compares to $9 * million for the same period a year ago and $20.3 * million for the fourth quarter of 2004.

The primary drivers of the differences versus both periods were the operating performance of the core Caraustar business and the timing of the receipt of JV cash dividends.

Our operating performance improved dramatically from Q1 ‘04 to Q1 ‘05, with pre-tax income up almost $11 million, but it dropped $1.3 million on a sequential basis from Q4 ‘04 to Q1 ‘05.

Probably more significantly, the cash remitted from the two joint ventures equaled their accounting basis equity income from unconsolidated affiliates in both Q4 ‘04 and Q1 ‘04, whereas for Q1 ‘05 dividends were $4.0 million of the $8.4 million recognized in the financials as accounting basis income.

This was due to planned down time at PBL, as Ron alluded to earlier, in Q2 2005. And as we told you earlier, PBL has paid off its revolving credit facility and currently funds itself from operating cash flow.

PBL distributed $1 million in Q1 ‘05 to Caraustar and could have remitted as much as $3 million more, except for the amounts held to cushion the planned down time. We will receive these dividends in Q2.

*	See note regarding non-GAAP financial measures and the accompanying reconciliation table following this transcript.

CARAUSTAR

First Quarter Earnings Release

Moderator: Michael Keough

04-27-05/9:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPT PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

Turning to liquidity, on the cash and liquidity front, we ended the quarter with $86.5 million of cash on the balance sheet, down slightly from our $90 million balance at December 31.

Significant uses of cash during the first quarter were capital expenditures of $4 1/2 million and increased working capital of about $9 million compared to Q4 ‘04, which I’ll address in a moment.

We have $37 million of availability under our $75 million revolver after letters of credit that reduced availability.

Our other JV, Standard Gypsum, distributed $3 million in cash in Q1 to Caraustar. The refinancing of the debt at Standard, which is being led by our partner, Temple-Inland, is ongoing.

There have been changes requested by the prospective lender which were not satisfactory to the partners. Both partners are evaluating options at this time and we still hope to have a deal which accomplishes our previously announced objectives. However, the timing is uncertain.

As discussed on prior calls, Caraustar currently pledges $28 1/2 million in letters of credit for its half of the $57 million of debt at Standard Gypsum JV level, which would no longer be required under proposed new financing terms and would free up a like amount of availability under our own revolver.

Also during Q1 2005, we swapped $50 million of your 7 3/8% fixed rate senior notes to floating rate debt, which at current LIBOR levels saves us 150 basis points or about $750,000 of interest expense annually.

We’ve taken no action with regard to our $325 million universal shelf registration that was put up in January. We continue to evaluate various capital structure alternatives in light of market conditions.

Taking a look at working capital – which we define working capital, controllable working capital as inventory plus accounts receivable less accounts payable – it was up slightly, about $2 million on a quarter-over-quarter basis, but increased $9 million from the fourth quarter of 2004.

CARAUSTAR

First Quarter Earnings Release

Moderator: Michael Keough

04-27-05/9:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPT PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

The primary reasons for this were seasonally-low working capital due to Caraustar and the industry’s down time, which is customarily taken in December, as well as increased sales in the first quarter of ‘05.

Sequentially, days payable outstanding was flat at 34 days. Days inventory outstanding (is) flat at 36 days. The increase was all in receivables, with days sales outstanding up 3 days to 38 days from the fourth quarter of ‘04.

As you might expect, on a year-over-year basis there was essentially no change in these measures.

At this time I’ll turn the call back over to Mike.

Michael Keough:	I’d like to do a quick recap of the quarter and then go to questions.

Again, on an EPS basis, we were greatly improved. Bill touched on liquidity. That’s something we look at on a daily basis. We keep our eye on cash. We feel very good about that.

I touched on it, but let me make another comment. The market I would tell you is not as hot as it was last summer. It was white hot last summer. But it’s still pretty darn good, and we do believe that we’re in product lines that even if the economy slows, we’re going to be okay through the balance of this year.

The facing business will continue to be strong, as will the specialty side. And we’re working hard in our folding carton segment. We’ve stabilized that business. We feel good about that. And I touched on tubes and cores, although not high growth, pretty stable.

The very good mill operating rates, when you take a look at that 93.2%, if it’s the best in five years it’s probably as good as it gets.

To balance that news, you know, we’re very aware of our cost opportunities and challenges and we’re taking them head on with cost reduction strategies coupled with margin improvement programs.

And we’re going to open it up (Tasha) right now for questions.

Conference Coordinator:	Thank you.

At this time if you would like to ask a question, please press the star and 1 on your touch-tone phone. To withdraw that question, please press the pound key. Again, to ask a question, please press the star and 1 on your touch-tone phone.

CARAUSTAR

First Quarter Earnings Release

Moderator: Michael Keough

04-27-05/9:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPT PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

We’ll take our first question from (Joe Silvereti) with Goldman Sachs. Please go ahead.

(Joe Silvereti):	Yeah, hi. I just had a few things.

Looking at ‘04 and your equity investments, you – your equity income was about $25 million and you got cash of around $20 million. If – is the portion of cash you’re going to receive this year relatively, you know, as a percentage of the equity income, should that be about the same or?

Ron Domanico:	Yeah, (Joe), we typically target about 80% to remit. The balance stays in the joint ventures to fund capital requirements.

(Joe Silvereti):	Okay. I just didn’t know if there might be any plans to sort of, you know, look to reduce debt or anything at those JVs. But so about 80%’s a good number to use then.

Ron Domanico:	Yeah, the debt at PBL is long-term bonds. There is no revolver there to reduce, so those cash earnings will be remitted to the partners.

And at Standard Gypsum, there is, you know, the $58.6 million of debt out there. Theoretically, that could be reduced, but we feel it’s low-cost financing and the way that that business is growing, we would prefer to generate and distribute the cash.

(Joe Silvereti):	Okay.

And on the SG&A front, you know, I certainly appreciate the detail. Looking at, you know, your full year $136.4 million last year, obviously you ran higher than that, and you said that going to, you know, you hope to get the quarterly level down toward the end of the year.

Can you give us any guidance on sort of a full year that would make sense for us to be using?

Ron Domanico:	What we believe is a full year run rate probably more going from the fourth quarter on in 2005 is probably in the $135 million to $140 million range. Again, there’s some inflationary things that are out of our control.

CARAUSTAR

First Quarter Earnings Release

Moderator: Michael Keough

04-27-05/9:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPT PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

And then the IT project that I talked about, we’ll obviously keep the reins on that. But Caraustar today only spends about 2/3 of the industry average on IT, and we do have opportunities to dramatically improve not only our systems but the savings that better, more timely systems can generate. So we’re looking at that.

But an underlying run rate on an ongoing basis should be between $135 million and $140 million, which as a percent of revenue would put us somewhere around 11.7%.

(Joe Silvereti):	That sounds like you’ll be sort of in the $145 million to $150 million range in actual for the year based on what you’re seeing.

Ron Domanico:	Perhaps not that high, but certainly above the, you know, the $135 million to $140 million.

(Joe Silvereti):	Okay.

And just a last question. I wondered if you could comment a little bit more on the – I know you probably don’t have much feedback on the price increase. But, you know, can you talk about anything that might – any reactions you might’ve gotten and how, you know, where – what do you think about being able to get that price increase through and what the timing might be there.

Michael Keough:	Sure.

Price increases are both an art and a science. I – you know, we took a look at the roll up in costs, we took a look at, you know, traditionally you have a hard time pushing cost-related margin compression price increases through if you have mill operating rates in the segment you’re in south of say 90% or 91%.

(Joe), when I take a look at where mill operating rates are right now and how costs have climbed, we believe from – and everybody gets to make this decision on an individual company basis. We believe that it’s time for price recovery.

If they’re looking at the same challenges, and you folks are talking to the other companies. If they’re talking about, you know, fiber moving up, if they’re talking about energy to run their mills moving up, if they’re talking about sizeable cost based on transportation, I guess I would think that they would look at it the way we are.

But I – time will be the judge.

CARAUSTAR

First Quarter Earnings Release

Moderator: Michael Keough

04-27-05/9:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPT PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

(Joe Silvereti):	Okay. Thanks.

Conference Coordinator:	Thank you.

And we’ll take our next question from the site of (Bruce Kline) with Credit Suisse First Bank – First Boston.

(Bruce Kline):	Hi, good morning.

Ron Domanico:	Good morning.

Michael Keough:	Hi, (Bruce).

(Bruce Kline):	With regard to the – you mentioned SG&A, but is there any sort of update in terms of the cost savings up there? How does that sort of SG&A commentary square with what you’re latest thinking for cost saves?

Ron Domanico:	It’s – there’s two parts to that question.

The cost savings I explicitly mentioned in my prepared remarks, (Bruce), were on the procurement side with (a) $10 million bogey incremental over 2004.

We fully expect to realize that because we have half of those contracts already in place and executed and are beginning to realize those savings as we speak. Most of those savings are going to end up in the cost of goods sold line.

So what we have is a trade off where we’ve got some centralized procurement staff – entire department targeted at three, two onboard right now – that are increasing SG&A but reducing cost of goods sold. So you’re not seeing an offset on the same place on the P&L.

On the SG&A reduction side, we do have plans as I alluded to again in my comments. The – our ability to reduce what we’re calling the duplicate SG&A in the field has been slowed due to the Sarbanes-Oxley compliance requirement.

We are very satisfied that we achieved the 404 compliance on March 14 of this year. It was a Herculean effort. To do that, we had to put a lot of new policies and procedures in place, and many of those were manual. Until those are automated, we’re going to be unable to extract that SG&A at the rate that we had hoped for previously.

CARAUSTAR

First Quarter Earnings Release

Moderator: Michael Keough

04-27-05/9:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPT PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

So it’s a long answer to your question, but I hope it gets there.

(Bruce Kline):	Okay.

And then Mike, maybe on the price side, do you guys I assume led this. Have you heard anything back from the others?

And secondly, Mike, just on the industry capacity, is there any other – on the coated side, I expect the operating rates aren’t as high. Is there any (thought) or any activity out there or?

Michael Keough:	Well…

((Crosstalk))

A couple of your questions, (Bruce).

We – I mean, we’ll keep our ear to the market and we’ll – if we pick it up, we’ll pick it up from customers.

And I think it’s – we do believe we’re first, and again, I would think that other companies are looking at the same things we’re looking at.

You know, in a different space, I mean, the container board folks are out there, and it’s an interesting parallel because there’s an announced price increase. I don’t think it hit the last edition of Pulp & Paper, which is critical in that segment, and until it hits that, it probably won’t take off.

But they’ve announced it, and they’re faced with the same costs that we’re faced with.

You do have the bleach folks, the SBS folks, that provide a product in to us and other folks on the folding carton segment pushing for price. I would be very surprised if people don’t step up.

Our coated segment was pretty strong in the quarter. I can’t speak for other folks, but our coated business, we had the best quarter on a volume tons-out-the-door basis that we’ve had in a long time.

(Bruce Kline):	Okay.

CARAUSTAR

First Quarter Earnings Release

Moderator: Michael Keough

04-27-05/9:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPT PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

And then I guess I know April’s not over, but are you seeing a seasonal pickup more so than usual, less so, or about what you expect.

Michael Keough:	I think right where you would expect. It’s – in different segments you’ve got to step back.

I, you know, again the gypsum facing business will continue to be hot. You know, I heard a comment where someone was asked, you know, where are you in the cycle, and in terms of housing starts and demand for facing paper and ultimately wallboard. And the comment was, the answer was we don’t think we’re in the second inning but we know we’re not in the ninth inning.

And so we see that segment to be very strong through the balance of this year.

The folding carton business on our side, we’ve been managing that business a little bit different. We took a location down in Charlotte. We’re getting our hands around that business.

And on balance, we feel very good. We’ve had some pretty good price recovery in that segment. We’re not a big national player. More regional, so we’ve had some pretty good price recovery there.

Tubes and cores, very mature, and again, our strength will be tied largely to what happens in the paper industry. Film industry because of resin cost has been some softening, tubes and cores there. Construction business is very strong.

I – we feel pretty good about the balance of the year.

(Bruce Kline):	Okay. I’ll pass it on. Thanks guys.

Ron Domanico:	Thank you.

Michael Keough:	Thank you, Bruce.

Conference Coordinator:	Thank you. And we’ll take the next question from the site of (Christopher Chun) with Deutsche Bank. Please go ahead.

(Christopher Chun):	Thank you. Good morning, guys.

Men:	Good morning.

CARAUSTAR

First Quarter Earnings Release

Moderator: Michael Keough

04-27-05/9:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPT PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

(Christopher Chun):	Just following up on prices, if I have my facts straight, I believe one of your competitors was actually out with some price hikes in early winter and you guys chose at that time not to push along the same lines. And then – but you are now.

Can you tell me about your thought process there and, what, you know, what the differences in the conditions are in the marketplace?

Michael Keough:	You know, from our perspective, number one, I’m not going to comment on what other people are thinking or what they’re doing.

But from our vantage point, if you take a look at utilization, that’s really the key driver, coupled with I think input costs declining dramatically. And so when we take a look at running pretty full and we’re not happy with the outcome, you got to step back and say, you know, what are we doing.

And when you have no operating rates, we’re north of the industry’s 93.2%. I think 93.2% gets it, and I think with the input cost, I think the timing is now.

(Christopher Chun):	I know, okay.

Second, in terms of pricing on some of your converted products like folding cartons…

Michael Keough:	Yeah.

(Christopher Chun):	…can you talk a little bit about, you know, what you see there and what the opportunities are might be to raise prices?

Michael Keough:	Sure.

On the folding carton side, what happens, it’s – there has been pressure from some of the other substrates. When you take a look at SBS and when you take a look at CUK. You throw coated recycled boards are being in the middle of that. When you have general announcements like that, it pressurizes the marketplace.

And we’re an integrated play, and a lot of folks in this business are integrated. When you have pressure from a primary system raising prices and you have good middle operating rates, I think you have a very good chance of pushing through prices.

CARAUSTAR

First Quarter Earnings Release

Moderator: Michael Keough

04-27-05/9:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPT PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

Specific to Caraustar, Caraustar has – I think had pretty good success raising prices. But you have to be a little bit careful because have been working real hard to work with customers in an environment where their freight costs are up, their social costs are up, and they’re looking for creative ways to take a product to the market and manage costs.

What we provide, you know, we think we have some great offerings with CRB, and what we can offer, we can offer a CRB option that might compete a lot of times with a virgin grade, and it’s actually priced below the virgin grade.

So inside the Caraustar system, you might have a conversion from SBS to CRB and subsequently the price might move down some, but our margin moves up. So I think you have to look at it a couple of different ways.

Michael Keough:	I think there can and should be more price recovery on the folding carton side. I see that in tubes and cores. I think the opportunity’s also there on the specialty side. But time will be the judge.

(Christopher Chun):	Okay, thanks.

And then finally if I may, can you give us an update on your restructuring efforts? Just a reminder on what’s been accomplished to date and what remains to be done?

Ron Domanico:	Okay.

Restructuring specific to converting our mill locations going down? Or…

(Christopher Chun):	No, actually I was thinking more broad-based than that. You know, over the last several quarters, you guys have been working on a number of different initiatives. For example, the latest one was I believe a procurement savings program.

Ron Domanico:	Yes.

We had the four initiatives that we launched about two years ago.

Right sizing was basically rationalization of facilities, and since that program was launched we’ve taken down 19 facilities. The last two were a folding carton operation in North Carolina and a plastics operation in Kentucky. That was announced on June 30 of last year.

CARAUSTAR

First Quarter Earnings Release

Moderator: Michael Keough

04-27-05/9:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPT PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

We do not have any further facilities identified, but we continually look for opportunities to make our system more efficient. Our operators know that are currently under the microscope.

The second initiative was the procurement initiative. Of that has taken longer to get going than the rationalization side, and it was because had negotiated one-year contracts that took a while to get the RFQs out there, get them back, select the vendors, negotiate terms, implement the projects.

And last year we saved approximately $6 million. This year we’re looking cumulatively to save $16 million, which is an incremental $10 million. Again, you’re going to see the bulk of that coming on the cost of goods sold side. We have seen the net eroded by the higher input costs as I mentioned earlier, the petroleum-based products especially.

The third initiative was the SG&A reduction. A lot of that came in conjunction with the facility rationalization. (Have) been other efforts to save total SG&A cost by centralization. We did that in risk management, real estate. We’re now looking at legal, credit, and further procurement.

There are opportunities there. They are slow than we had hoped. We originally were targeting to get SG&A from a level of 15% of revenue where it was two years ago when we started down to 12%.

We’re on that run rate now. We’re still not satisfied with the absolute level of SG&A spending. We’re aggressively going to pursue additional areas.

At the same time, we realized that IT does need to be beefed up at Caraustar. Not to the industry averages but certainly to give us a better platform for managing our business and extracting savings.

The fourth initiative was the working capital reduction initiative. We hit a home run in 2003. We pulled $47 million of cash out of the system. In 2004, we held onto that. We continue to hold onto that. We are going to pursue reduction in receivables going forward. I think we were going to be able to get as much as $10 million more out of working capital but that’s basically the status of our four initiatives.

(Christopher Chun):	Okay. Thanks a lot for your help.

Ron Domanico:	Thank you.

CARAUSTAR

First Quarter Earnings Release

Moderator: Michael Keough

04-27-05/9:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPT PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

Conference Coordinator:	Thank you and we’ll take our next question from (Rich Schneider) with UBS. Please go ahead.

(Rich Schneider):	I know you discussed the improvements that you made year over year but, you know, clearly this quarter was a disappointment from the levels of earnings that you posted in 4Q and the expectation was that you know, you had some momentum. And you know, you detailed a little of the things that impacted you in the first quarter versus the fourth quarter like you really shows that your fuel and energy costs were up about $6 dollars a ton and your fiber costs were up $2 but you know, that doesn’t account for a lot of, you know differences going from the fourth to the first.

And I know SG&A was also involved in it. And I was wondering if you could go through, you know, the sequential changes in a little more detail and you know, sort of discuss why you – and I believe you were surprised by, you know what took place in the first quarter and you know, as the quarter ended?

Ron Domanico:	Okay (Rich), we’ll do our best here. I mean, you know, the income from operations in the fourth quarter was about $5.7 million. We had one-time charges of accelerated depreciation with the two closures that I just spoke to (Chris) about. But we also had $700,000 in incremental Sarbanes-Oxley charges, which I explained previously. And we had a half a million charge associated with the rationalization of one of our operations in the plastics business.

The gross paper margin reduction of $2.00 a ton from fiber cost us a half a million dollars and in the increase on mill energy, $6.00 a ton, you know, was 1.4 million as discussed previously.

SG&A was the biggest variance. That was the 2.9 to $3 million, which I did discuss. If you roll all that up, you get, you know, within less than a penny the entire variance explanation for the income from operations in Q1, which was $3.2 million

(Rich Schneider):	Okay. And we’re – okay. Before you were going year over year and now we’re talking sequentially.

Ron Domanico:	Isn’t that what you asked for? I apologize.

(Rich Schneider):	Yeah. Yeah. No I was asking for sequential. And I’m just curious why did this, you know, sort of hit towards the end? What were the things that, you know, sort of surprised you in the quarter as, you know…?

CARAUSTAR

First Quarter Earnings Release

Moderator: Michael Keough

04-27-05/9:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPT PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

Ron Domanico:	The two main things, (Rich) were the freight. We knew it was up. We didn’t know it was up that much and the energy, especially on the coal side. We knew it was up, we didn’t know it was up that much. You know, we’re again, investing in systems that will give us this data on a more timely basis. But it was the magnitude of freight and fuel and petroleum based raw materials that crept up on us. We are putting mechanisms in place, as you might expect, to make sure that we’re not surprised to such an extent going forward.

(Rich Schneider):	What is the outlook, you know, for you going forward on some of these input costs as you see it, particularly in the second quarter?

Michael Keough:	Well, as I mentioned in my prepared remarks, you know, we’re not energy gurus here but we don’t see any abatement at the current levels. And that was probably one of the main drivers together with operating rights that facilitated the price increase announcement that was released last night. We do not believe that these input costs on fuel, freight, petroleum based raw materials are going to go down. And the way we need to get the margin recovery is through the price increase.

We feel that these costs are common in the industry. That the pain is being shared equally and that with utilization rates at 93% for the industry and over 98% for Caraustar, we believe that the price increase should be successful and would enable margin recovery.

Ron Domanico:	Hey, (Rich) on an operating basis, based on some of the changes we put in place, we’re going to purchase freight better. We’re going to purchase – we’re going to have more leverage based on how we take a look at pulling businesses together on the freight side.

And we’re in the process also of moving segments out of a particular mill to another mill or a converting operation to match up freight. From time to time based on historical perspective, we’ve run a piece of business and maybe we shipped it past another location. That might sound strange but there might have been a historical preference by a key customer on a particular converting location. Those things are being looked at.

Working real hard in terms of better trailer utilization. Again, the whole leverage piece of how we’ve centralized the purchasing side, we believe that we have, you know, maybe sizable is too strong in the face of these costs. Good opportunities to also do it from an operating standpoint. I don’t think we can count on price by itself. I think we have to work both sides of the street.

CARAUSTAR

First Quarter Earnings Release

Moderator: Michael Keough

04-27-05/9:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPT PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

(Rich Schneider):	In looking at SG&A, which is clearly been an area that you have attacked in the past and I think you had achieved something like 24, $25 million in savings there. And you’re saying this year, you know, you’ll be maybe in the neighborhood of 135 to 140 million. Is that level that you see coming down and out years?

Ron Domanico:	(Rich) the industry is tracking, at least – I haven’t seen the current numbers where everybody is living in the post Sarb-Ox world, prior to that the industry was tracking at about 10.2% SG&A to revenue. A lot of the peer companies have more scale than we do. We still have a commitment to get down to the industry average. Not sure if that’s still 10.2% or with the Sarbanes-Oxley initiatives have raised that to 10.6, 10.7.

But we are committed to getting down to the industry average level.

(Rich Schneider):	In looking at the second quarter, you know, you had some maintenance issues and other issues from as you mentioned in the quarter. Could you give us an idea of anything that you’re expecting in the second quarter?

Ron Domanico:	Yeah. We had actually purchased a new former for the (Sweetwater) wet end and had it in June of last year but the business was just so robust that we put off installing it. We finally got to the point and said, you know, why don’t we build inventory as best we can and then put that new former in to get the quality improvements and the efficiency improvements. You know after waiting three quarters. So we did that in the first quarter. (Sweetwater) was down eight days.

You know that cost us, you know, probably a million dollars in total costs when you figure the down time plus, you know, the start up inefficiencies. And then PBL the utility, the public utility that supplies PBL was taking a down to maintain their systems, which put PBL in the position of not having steam for a week. And so they also built inventories and that required outside warehousing, freight costs, which impacted Caraustar as I mentioned earlier by a penny a share, 400,000.

So, I mean, those downtimes are done. They were planned. At the end of the day, (Sweetwater) is going to be producing a better product more efficiently. PBL is back up and running very well. So we should – as Bill mentioned we held the cash. There was $9 million in cash at PBL at the end of the quarter. We could have taken 3 million of that in, but we said, you know, heaven forbid if the utility didn’t restart and we had to bring in packaged boilers. We wanted to make sure that we had the cash there to do that.

CARAUSTAR

First Quarter Earnings Release

Moderator: Michael Keough

04-27-05/9:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPT PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

So we’re now in a position that those dividends can be remitted. So a lot of that downtime was clearly one-time and we look forward to having our gypsum facing operations at 100%.

(Rich Schneider):	So looking at the second quarter, some of the - probably the two key changes is reduce, how ever you want to phrase it, outages. And also seasonal improvement in volume. Are those…?

Michael Keough:	Those are both accurate statements.

(Rich Schneider):	Okay. And…

Michael Keough:	One thing we haven’t touched on, based on the official board markets, fiber has softened $10 a ton. And I think we mentioned our fiber costs went up two bucks on a sequential basis. It will be interesting to see what that $10 means. You know, China is still out there and China has kept OCC at high but pretty consistent numbers but I think in the March 5 issue, it moved down – OCC moved down maybe ten bucks from 85 to 75 bucks. I think there’s some upside there. But I don’t see the $10 dropping to the bottom line.

(Rich Schneider):	And then in terms of these price initiatives you’re looking at that as more of an impact I imagine on your third quarter.

Michael Keough:	That’s right.

(Rich Schneider):	Okay.

Michael Keough:	And you know these things either fly or they don’t fly. And either there’s other folks independently make up their minds that they can’t eat those costs and based on mill operating rates, they too raise prices and folks go out and put a stake in the ground and do it. And if that takes place it usually takes the element of time and you probably wouldn’t see it until the third quarter.

(Rich Schneider):	And just last, have you announced any initiatives on gypsum facings? Is that, as you pointed out, white hot?

Michael Keough:	I think that what we’re doing, we’re taking a look at our options. There’s keen interest in Caraustar for (a host of reasons) and number one we’re really the only independent supplier of gypsum facings, number one. Number two, we’ve invested in state of the art, high-performance light weight up at PBL. And we’ve also worked hard to offer one-stop shopping with the specialty grades coming out of (Sweetwater).

CARAUSTAR

First Quarter Earnings Release

Moderator: Michael Keough

04-27-05/9:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPT PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

You know, we still have open capacity. I think I said that we’re running PBL at 70% facing. That means we’re running 30% medium. And so right off the bat, we have an option on that. You know, we’re looking at our strategic options on a go-forward basis and we feel we’re in a good spot.

(Rich Schneider):	Thanks.

Michael Keough:	Thank you (Rich).

Conference Coordinator:	Thank you. And we’ll go next to the site of (Jeff Harwood) with Lehman Brothers. Please go ahead.

(Jeff Harwood):	Hi. Good morning. Do you have what the EBITDA of the JVs were in Q1?

Bill Nix:	Yes. We’ve got that.

Bill Nix:	On a standalone basis?

(Jeff Harwood):	Yeah.

Bill Nix:	Standard gypsum had EBITDA of $14.7 million * (corrected from $16.6 million). Premier Box Board on a stand along basis for the first quarter had EBITDA of 6.8 * million.

(Jeff Harwood):	Okay. That 16.6, that’s a very high number it sounds like. Is that – so what will standard be doing with their free cash flow other than dividend?

Michael Keough:	There’s opportunities now. It went from five-day operation, a six-day operation. Demand is still strong. I mean we’re evaluating some capacity expansion opportunities but those are just in the preliminary stages. You know, they’re still, you know, Sunday operations that’s possible. It’s more expensive but you know there’s consideration of growing especially the Tennessee, Cumberland, Tennessee operations because it’s so efficient and centrally located. It’s in the very preliminary stages.

(Jeff Harwood):	Okay. And do you see any potential shift in the ownership of the JV this year with your (JV) partner or any – is that something you think may be under serious discussion or not?

Michael Keough:	We have excellent relations with (Temple Inland) and you know, we meet on a regular basis and discuss what’s in the best interest for both companies. These discussions have been going on since the time the JVs were formed.

*	See note regarding non-GAAP financial measures and the accompanying reconciliation table following this transcript.

CARAUSTAR

First Quarter Earnings Release

Moderator: Michael Keough

04-27-05/9:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPT PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

They continue to go on and we look at the market and where it may be heading.

You know, so I know I’m being vague. I’m being vague intentionally. But you know, it’s been in the plans from the very beginning. You know it’s a question of timing. And as I said before, the relationship with (Temple) is excellent.

So I think, you know, if there is a move, it will be a mutually beneficial decision at a time that works best for both partners.

(Jeff Harwood):	Okay. And just on that note, what is your, just general thinking on liquidity? I know in the past you had talked about you want to maintain about 100 million. You know, just with what’s happened in the bond market, what is your current thinking on either debt buy backs, or I know the shelf’s out and you probably can’t say much about that but maybe just a little feel for that.

Ron Domanico:	Yeah. I don’t know where you got the 100 million, (Jeff). I mean 100 million is about what we had. We feel comfortable, especially with the momentum we’ve got and the initiatives that have been implemented that the company could do very well with, you know, call it 40 million in liquidity.

We would have most of that with our revolving credit facility in the current situation without a refinancing of standard gypsum. So I mean, you know, with the cash we have on hand, you know, we probably have quote unquote excess liquidity of you pick the number, 50, 60, 70 million dollars. And we’ve stated publicly many times we haven’t changed our position that our number one priority is deleveraging the balance sheet to enable sustainable profitable growth in the future.

(Jeff Harwood):	Okay. Good. And what are you doing on the systems side? You talked about that in terms of improving your systems.

Ron Domanico:	Caraustar was put together by a series of acquisitions over more than a decade. And the philosophy had been more of a holding company approach. And with that approach we had left the legacy systems in place at these

CARAUSTAR

First Quarter Earnings Release

Moderator: Michael Keough

04-27-05/9:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPT PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

operations. Currently we’re maintaining 13 different general ledger systems. And you know, they don’t talk to each other. We’ve got a lot of inefficiencies out in the field.

And our IT department has done a great job on a shoestring budget to maintain all that. But I feel like we really need to step up. Get down to, you know, a single application on the general ledger. There’s other systems, especially customer facing systems that the company should implement to give us a competitive advantage. We have engaged an outside party to look at where we are, where we need to be. We’ve spent very little money to do that. We are committed to utilize the resources we have on the hardware and software side.

So this is not going to be a huge effort from a cost or investment standpoint but we do need to move forward to operate as a single company so we have single source access to the data that we need to manage our business. And so that our customers can look at their orders, make sure where they are. And when they’re going to be delivered just to improve our competitive profile.

(Jeff Harwood):	Okay. So no – you haven’t picked like an Oracle or SAP or anything like that?

Ron Domanico:	We’re at the preliminary stages.

(Jeff Harwood):	Okay. And last question, how do you see – you probably can’t say exactly but how do you see your input costs Q2 versus Q1 as you see things now?

Ron Domanico:	Well, Mike mentioned a little bit about the fiber. And what we’re seeing in OBM.

(Jeff Harwood):	Right.

Ron Domanico:	You know, energy. You guys probably see that even better than we do what’s happening on the Nymex. You know the oil costs drift down for a couple days and then they pop back up. So we have not made any assumptions on changing – on fuel or freight or petroleum based raw materials in Q2.

(Jeff Harwood):	Okay. No benefit from reduced usage with warmer weather?

Ron Domanico:	Yeah. We will have some of that, of course. You know, so you know, the actual usage per ton will go down because we don’t need to heat the buildings. We just use the energy to generate steam to make box board.

CARAUSTAR

First Quarter Earnings Release

Moderator: Michael Keough

04-27-05/9:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPT PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

(Jeff Harwood):	Very good. Thank you.

Ron Domanico:	Thanks (Jeff).

(Jeff Harwood):	Thank you.

Conference Coordinator:	Thank you. We’ll go next to the site of (David Frey) with (Stanfield Capital). Please go ahead.

(David Frey):	Hey, (Dave Frey) at (Stanfield). I just want to clarify, your 98% operating rate, does that include the two JVs?

Michael Keough:	It does.

(David Frey):	What would your operating rate be…

Michael Keough:	Well, no. Let me back track. It would not include the (Standard) JV. It would include PBL in those numbers. And then – which is a 50/50 JV, (David). And then it includes all of our mills.

(David Frey):	If you were just to strip out gypsum, what do you think your operating rate is?

Michael Keough:	The operating rate excluding the PBL mill is over 96%.

(David Frey):	Okay. And then in your press release, you talked about continuing to see signs of slowing general economy. Can you expand on what you’re kind of signaling there?

Michael Keough:	I think what we’re talking to – compared to what we saw last year. And we take a look at segments. There are uncoated segments and how many days they run. And what backlogs look like. And one key indicator in terms of how busy someone might be, we had a banner year last year in the gypsum facing business and a lot of it based on the fact that we’re an independent and the folks that are in the wallboard business, they were so hot and they continue to be hot they’d come to us and folks like us for more gypsum facing paper.

In other segments, like the uncoated URB section, uncoated recycle board, last summer without mentioning names, we had – I wouldn’t call them competitors but folks that are in the same business that, I guess would be a competitor but they’re in segments we’re not in, come to us because they were short. And ask for machine time. And based on us running very well and potentially having machine time, we would sell them product.

CARAUSTAR

First Quarter Earnings Release

Moderator: Michael Keough

04-27-05/9:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPT PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

I’ve seen a little bit of slowdown on that and we look at it segment by segment. You know, again we talked about uncoated specialty being up, specialty paperboard, 9% first quarter over last year. So the bottom hasn’t dropped out but we have seen some pieces of softening that we’re going to keep our eye on.

(David Frey):	And I don’t know if I’m looking at your volume sold table correctly or not. But if I look at the top line of your mill tons sold and I subtract out the PBL numbers, it looks like your tons were actually down about 4% year over year in the quarter. Is that the right way to look at it?

M Michael Keough:	Well (Sweetwater) was down for eight days for the rebuild and so that is a consolidated 100% Caraustar mill.

(David Frey):	Right.

Michael Keough:	And so PBL did pick up part of that slack. So you’ve got some noise in there. Well, two other factors. You had an extra day in leap year a year ago. And this year we had Easter fall in the first quarter. So, you know, be it Friday or Monday a lot of folks were down. And so we would argue that there were two fewer ship days. We talked about planned downs. We did have a mill that had an unplanned down based on losing a line shaft. And so when we look at that, we balance that out and directionally you’re looking at it correctly but I think you have to beg those other things into the equation.

(David Frey):	And I guess what I’m trying to get at is excluding gypsum and specialty, kind of what underlying, you know, shipment and demand growth looks like. It sounds like as I kind of read between the lines of the press release and the comments, that that’s kind of flat to down.

Michael Keough:	Well, the other two segments – you’re right. The other two segments would be tubes and cores.

(David Frey):	Yeah.

Michael Keough:	And tubes and cores were within spitting distance of where we were last year. We’re showing shipments of 83.7. See that in the category.

(David Frey):	Yeah.

Michael Keough:	Versus 84.5 a year ago. And so I would say, marginally down to flat. And then if you take a look at folding carton, you know, folding carton was pretty

CARAUSTAR

First Quarter Earnings Release

Moderator: Michael Keough

04-27-05/9:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPT PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

balanced compared to a year ago. So I would tell you that – and last year – let me think about this. Last year, was the second year where we had improvement in the industry. We had two years. Previous year the industry was up nine tenths of a percent and last year I think the number was closer from memory to 2%. And maybe Bill you can find that number.

So if we were up last year over the previous year, you know, I think business levels are still relatively good.

(David Frey):	But I guess if tubes and cores and folding cartons are flat to down, and your market sales of board excluding gypsum and specialty are flat to down, and you’re signaling signs of continued economic weakness, I’m just trying to reconcile then your ability to pass on $35 price increase and…

Michael Keough:	I think the real key…

(David Frey):	In the fact of that. I guess.

Michael Keough:	Sure. And it’s a real good question. When you have mill operating rates in the type of business we’re in, they’re at 93.2% (corrected from 93.8%). I think ultimately mill operating rates and the combination of what people are eating on the cost side will dictate whether they take place or not. I think Caraustar announcing by itself, obviously, won’t make it happen.

We believe that the fundamentals are there and we’re going to go out and raise prices. Now, for it to happen, other folks have to do the same thing or it won’t happen.

(David Frey):	Great. Thank you.

Michael Keough:	Thank you.

Conference Coordinator:	Thank you. And we’ll take our next question from the site of (Raja Majuri) with Chatham. Please go ahead.

(Raja Majuri):	Yeah. Hi. Ron just have two questions for you. One is just a follow up to (Jeff’s) question. In terms of the, you know, the amount of cash you want to have on the balance sheet, I assume if something good happens with Standard Gypsum, you’ll have more liquidity so obviously, you know, the full use of cash could be used to delever. I’m just curious if you know, instead of taking stock of the current market situation, are you thinking sort of near term you could have sort of a two stage strategy where one you could use the cash to, you know, opportunistically buy back bonds. Or do you want to wait for, you know, sort of eventually overall refinancing? And I understand, you know, there’s a lot of moving pieces there.

CARAUSTAR

First Quarter Earnings Release

Moderator: Michael Keough

04-27-05/9:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPT PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

Ron Domanico:	Hi (Raja). Thanks for the question. Yeah what we said, hopefully, consistently throughout is that with the shelf in place, we continue to evaluate all our alternatives to optimize our capital structure. We’ve had the current level of liquidity for almost a year now where by we could have gone out in the market and nibbled away at the different parts of our debt.

You know, we looked at the situation and continue to evaluate it actually on a day by day basis to figure out how to optimize efficient – the situation for all our stakeholders. We haven’t changed our strategy at all. You know the market as you all know has moved against us. It’s made this more of a challenge to figure out how and when to go forward. We are using this, as I said previously, as our top priority together with our board and our finance committee to figure out how and when. But we are committed to reduce our leverage, balance our capital structure and you know, obviously we can’t give any more guidance than that on it but it is our top priority.

(Raja Majuri):	Okay. Because sort of follow up to that is, is that goal sort of more specific to 2005 or is that sort of an ongoing goal whereby you know, even if you don’t do anything this year, you know, you want to do something next year. I’m just trying to figure out how important in terms of timing perspective is it for you guys to delever. Is it, you ‘05 versus ‘06?

Ron Domanico:	We would love to do it as soon as possible but we’re not going to do anything rash, especially in a market that is not receptive. So yeah. It is real hard for us to answer (Raja). We would love to be there already. But you know, the market is not conducive to optimizing it for all our stakeholders.

(Raja Majuri):	Okay. Great. Thanks.

Ron Domanico:	Thank you.

Michael Keough:	Thank you.

Conference Coordinator:	Thank you and we’ll take our next question from the site of (Ashlyn Kishnan) with Morgan Stanley. Please go ahead.

(Ashlyn Krishnan):	Morning guys. Could you update us on your CAPEX expectations for ‘05.

Ron Domanico:	Yeah. They haven’t changed (Ashlyn). We’re still looking at about $25 million. We may have some reclassifications on the capitalized leases for IT.

CARAUSTAR

First Quarter Earnings Release

Moderator: Michael Keough

04-27-05/9:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPT PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

No different than cash whether we put it in the CAPEX bucket or the operating expense bucket. You know there may be some reclass there but we’re pretty much on track to spend about 25 million in cash versus the 20.9 that we did last year.

(Ashlyn Krishnan):	Thanks. And a follow up question is, could you give us, you know, assuming that the $35 a ton price increase goes through, what is the EBITDA impact of that or operating income impact?

Ron Domanico:	Well, when you say go through, I’ve learned the hard way being new to this industry that there’s two things. Even a successful price increase takes time to implement and historically it doesn’t go through 100% because of preexisting contracts or whatever other market dynamics there may be. So it’s a hard question to answer. The math for Caraustar is with a million tons on an annualized basis, a dollar price increase is equal to a million dollars. Theoretically that should fall to the bottom line.

So, based on your assumptions from when we would be able to get implementation and the level of implementation would enable you to build a model. But it’s basically for each dollar for price increase, it’s a million dollars on an annual basis.

(Ashlyn Krishnan):	Okay. Thanks. That’s very helpful, Ron.

Ron Domanico:	You’re welcome.

Conference Coordinator:	Thank you. And we’ll take our next question from the site of (Matt Reams) with (Buckhead Capital). Please go ahead.

(Matt Reams):	You may not be able to comment on this question for competitive reasons but is the $35 dollar increase just to recapture input costs or is there some proactive initiative also with where input costs are today or where they might be in the future?

Ron Domanico:	I think it’s a combination. I think that the input costs clearly understood. We’ve had margin compression in this business for many years. And when you have mill operating rates where they are, I would tell you we’re trying to do two things. We’re trying to cover costs but we’re also trying to get a reasonable margin to the type of investments we’ve made in the business.

(Matt Reams):	Okay. There’s been several questions related to the shelf registration or kind of what’s your thinking about in terms of your capital structure. Without going into a lot of details what would your ultimate target as far as debt to

CARAUSTAR

First Quarter Earnings Release

Moderator: Michael Keough

04-27-05/9:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPT PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

capital be? And thinking about your liquidity situation now and your ability to generate free cash flow, you know, do you intend to get to your targets, long-term targets more through self financed ways?

Ron Domanico:	Two parts to your question, (Matt). Number one, we don’t have any crystal ball on what the optimal capital structure is but the analysis that we’ve done has indicated it’s closer to half debt, half equity. And right now, we’re closer to what 66%, so two to one.

The second part of your question, you know, when, I mean if we pursued it just with cash generation from the operations would take quite a few years to get to that level. One of the reasons why we put the shelf in place was to give the company the flexibility to move faster to get to that position and again, as I mentioned before, you know, market conditions will determine when we move there.

But we proactively put that shelf out there to give us as much flexibility so that we can flip the capital structure in place as soon as possible without negatively impacting our stakeholders.

(Matt Reams):	Okay. Do you have any targets for free cash flow this year?

Ron Domanico:	We haven’t given any guidance on free cash flow or earnings or anything else. It’s been our position that in the past with so much of our cost structure outside of our control, specifically fiber and energy, that it’s a little bit irresponsible to try to guess where those markets are going to go. It’s quite difficult as you know to get pricing to cover those, so we have not done that.

There are, however, I believe eight analysts that do cover us on the debt side who have published estimates for the company based on their more astute evaluation of where energy and fiber markets are going than anything I could put together.

(Matt Reams):	What do you expect D&A for this year?

Ron Domanico:	Excuse me?

(Matt Reams):	What do you expect D&A to be for this year?

Ron Domanico:	About $31 million.

Ron Domanico:	(Matt)…

CARAUSTAR

First Quarter Earnings Release

Moderator: Michael Keough

04-27-05/9:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPT PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

(Matt Reams):	And will you get any working capital improvements? I know that working cap has gone up a bit but I think you want to take more out.

Ron Domanico:	Yeah. We mentioned about 10 million is our target.

(Matt Reams):	Okay. So positive million hopefully this year.

Ron Domanico:	Yeah. Positive ten.

Michael Keough:	The components of that free cash, (Matt), would be basically a crude measure would be EBITDA for the full year estimated less approximately 25 million in CAPEX. Another 42 million in interest expense. So as Ron mentioned the EBITDA estimates are kind of all over the board. But I think they fall pretty much in a range of 80 to 95 million.

(Matt Reams):	Okay. Now, if you start to get more profitable, don’t you have some NOLs too that you could take advantage of?

Michael Keough:	We do. We have – I don’t know the exact number off hand but the last time I looked, somewhere around 92 million in NOLs. Is that – do you have a more current number Bill?

Bill Nix:	Yeah. We have federal NOL carry forwards of about 85 million, tax affected that’s 30 million of expense that we would not incur. And we have state tax carry forwards of about net 10 million.

(Matt Reams):	Okay.

Bill Nix:	So we should not be paying any cash taxes for the foreseeable future anyway. The near term.

(Matt Reams):	Okay. Great. Thanks. Appreciate it.

Bill Nix:	Thank you.

Conference Coordinator:	Thank you. And we’ll take our last question, which is a follow up question from (Joe Sillouetti) with Goldman Sachs. Please go ahead.

(Joe Sillouetti):	Yeah. Just one quick follow up on the – I know people have asked you about the bond repurchase. Have you bought any bonds here in this market downturn?

Ron Domanico:	We have not to this point repurchased any in 2005, (Joe).

CARAUSTAR

First Quarter Earnings Release

Moderator: Michael Keough

04-27-05/9:00 am CT

NOTE: THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS AS A RESULT OF THE TRANSCRIPT PROCESS, FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE. ANY CORRECTIONS THAT HAVE BEEN MADE TO THIS TRANSCRIPT HAVE BEEN NOTED AS SUCH IN PARENTHESIS.

(Joe Sillouetti):	Okay. Does the – having the shelf out there in any way sort of restrict you legally from doing that if you wanted to go do it this afternoon, if you decided to?

Ron Domanico:	That’s a question for our lawyers but I – and I’m not a lawyer so don’t take this as legal advice but I think what we’ve been told is that if there’s imminent plans to utilize a portion of the shelf that the company would be advised to not go in the open market, however if there are not imminent plans then the company is free to pursue those purchases.

You know at the same time, (Joe), we have an equity blackout window on, you know, the company surrounding earnings release, and you know, the 48 hours following that. And we just believe it’s astute, it’s fair. It’s ethical to have a similar blackout on purchases of our debt for the same period. We want to make sure that the market can fully digest not only the published press release but any comments from these conference calls that we have so that there’s a level playing field.

So even though we’ve been told legally that we are not limited in for your example, going out this afternoon and buying bonds, I think we would respect the equity window with our debt purchases as well.

(Joe Sillouetti):	Okay. So that’s just 48 hours from this morning you’re saying.

Michael Keough:	That’s correct. That’s our own standard. I don’t think there’s any magical number of hours but that’s something that we’ve adopted.

(Joe Sillouetti):	Okay. That’s helpful. Thanks.

Michael Keough:	All right (Joe).

Michael Keough:	(Tasha)?

Conference Coordinator:	And we have no further questions at this time.

Michael Keough:	Great. Thank you for your participation on the call and your continued interest in Caraustar.

Thank you.

Conference Coordinator:	Thank you. This does conclude today’s teleconference. You may disconnect your lines at any time. Have a great day.

END

Note Regarding Non-GAAP Financial Measures

This presentation includes the following financial measures: “EBITDA” and “Joint Venture EBITDA”. These items were discussed on the Company’s conference call held April 27, 2005 regarding its financial results for the three months ended March 31, 2005. These items are not financial measures under generally accepted accounting principles in the United States. Because these items are not GAAP financial measures, other companies may present similarly titled items determined with differing adjustments. Accordingly, these measures as presented herein should not be used to evaluate the Company’s performance by comparison to any similarly titled measures presented by other companies. The Company has included these non-GAAP financial measures because it uses these measures, and believes these measures are useful, in evaluating the Company’s cash position and its ability to generate cash. The following tables include a reconciliation of these non-GAAP financial measures with the most comparable GAAP measurement. Investors are strongly urged to review these reconciliations. In addition, the exclusion of certain adjustment items in the calculation of these non-GAAP measures does not imply that such items are non-recurring, infrequent or unusual. The Company has experienced such items in prior periods, and may experience similar items in future periods.

Carustar Industries, Inc.

Reconciliation of GAAP Income (Loss) to EBITDA

(in thousands)

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004	Three Months Ended June 30, 2004	Three Months Ended September 30, 2004	Three Months Ended December 31, 2004
Net (Loss) Income GAAP	$454	$(6,773)	$1,743	$(596)	$1,647

Plus: Tax Provision (Benefit)	$413	$(3,352)	$1,285	$79	$454

Plus: Interest Expense	$10,677	$10,704	$10,557	$10,336	$10,563

Plus: Depreciation and Amortization	$6,930	$7,251	$7,014	$8,293	$7,531

Less: Income from Unconsolidated Affiliates	$(8,356)	$(2,682)	$(6,382)	$(7,746)	$(8,441)
Plus: Distributions from Unconsolidated Affiliates	$4,000	$2,500	$2,500	$6,500	$8,750

Less Gain on Sale of Real Estate		$0	$0	$0	$(10,323)

Plus: Non-Cash Restructuring and Impairment	$181	$1,305	$730	$932	$10,112

Plus: Other-Miscellaneous					$0

EBITDA (Non-GAAP)	$14,299	$8,953	$17,447	$17,798	$20,293

	Three Months Ended June 30, 2003	Three Months Ended September 30, 2003	ThreeMonths Ended December 31, 2003
Net (Loss) Income GAAP	$(9,835)	$(1,147)	$(8,925)
Plus: Tax Provision (Benefit)	$(5,648)	$(141)	$(5,045)
Plus: Interest Expense	$11,244	$11,251	$11,073
Plus: Depreciation and Amortization	$7,176	$7,206	$8,861
Less: Income from Unconsolidated Affiliates	$(1,444)	$(3,217)	$(3,673)
Plus: Distributions from Unconsolidated Affiliates	$1,650	$1,500	$2,500
Less Gain on Sale of Real Estate	$0	$0	$0
Plus: Non-Cash Restructuring and Impairment	$3,768	$1,611	$5,707
Plus: Other-Miscellaneous			$0

EBITDA (Non-GAAP)	$6,911	$17,063	$10,498

Carustar Industries, Inc.

Reconciliation of Joint Venture's GAAP Income to EBITDA

(in thousands)

Standard Gypsum Three Months Ended March 31, 2005
Income from operations (GAAP)	$13,769
Plus: Depreciation and Amortization	$936

EBITDA (Non-GAAP)	$14,705

Premier Boxboard Three Months Ended March 31, 2005
Income from operations (GAAP)	$4,764
Plus: Depreciation and Amortization	$2,078

EBITDA (Non-GAAP)	$6,842